SEC FILE NUMBER
                                                                      0001320760
                                                                    CUSIP NUMBER
                                                                       34957J100

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

(Check one): |_| Form 10-K |_| Form 20-F |_| Form 11-K |X| Form 10-Q
             |_| Form N-SAR |_| Form N-CSR |_| Form 10-D

                        For Period Ended: March 31, 2007

             |_| Transition Report on Form 10-K
             |_| Transition Report on Form 20-F
             |_| Transition Report on Form 11-K
             |_| Transition Report on Form 10-Q
             |_| Transition Report on Form N-SAR

             For the Transition Period Ended: __________________________________

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

--------------------------------------------------------------------------------
      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

FORTRESS INTERNATIONAL GROUP, INC.
Full Name of Registrant

Fortress America Acquisition Corporation
Former Name if Applicable

9841 Broken Land Parkway
Address of Principal Executive Office (Street and Number)

Columbia, Maryland 21046
City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X|   (a)   The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

|X|   (b)   The subject annual report, semi-annual report, transition report on
            Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      Fortress International Group Inc. (the "Registrant") has encountered delays in preparing its Form 10-Q for the quarter ended March 31, 2007. These delays, which could not be eliminated by the Registrant without undue effort or expense, relate to not being able to complete the required financial statements for the quarter ended March 31, 2007 on a timely basis because: the Registrant completed an acquisition during the quarter and the Registrant only recently engaged its independent registered accounting firm, as of April 20, 2007.

(Attach extra Sheets if Needed)

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Thomas P. Rosato      (410)           312-9988
           (Name)        (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                                  |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  |_| Yes |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                       FORTRESS INTERNATIONAL GROUP, INC.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2007                      By: /s/ Thomas P. Rosato
                                            ------------------------------------
                                            Thomas P. Rosato
                                            Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

--------------------------------------------------------------------------------
            Intentional misstatements or omissions of fact constitute
                Federal Criminal Violations (See 18 U.S.C. 1001).
--------------------------------------------------------------------------------